Exhibit 21.1
Significant Subsidiaries of Vistra Corp.
As of December 31, 2024

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1	Ambit Energy Holdings, LLC	Texas
2	Ambit Holdings, LLC	Texas
3	Ambit Texas, LLC	Texas
4	Comanche Peak Power Company LLC	Delaware
5	Crius Energy, LLC	Delaware
6	Crius Energy Holdings, LLC	Delaware
7	Dynegy Coal Holdco, LLC	Delaware
8	Dynegy Energy Services (East), LLC	Delaware
9	Dynegy Energy Services, LLC	Delaware
10	Dynegy Marketing and Trade, LLC	Delaware
11	Dynegy Midwest Generation, LLC	Delaware
12	EquiPower Resources Corp.	Delaware
13	Energy Harbor Holdings LLC	Delaware
14	Energy Harbor LLC	Delaware
15	Luminant Commercial Asset Management LLC	Ohio
16	Luminant Energy Company LLC	Texas
17	Luminant Generation Company LLC	Texas
18	Luminant Power, LLC	Delaware
19	Oak Grove Management Company LLC	Delaware
20	TXU Energy Retail Company LLC	Texas
21	Vistra Asset Company LLC	Delaware
22	Vistra Intermediate Company LLC	Delaware
23	Vistra Operations Company LLC	Delaware
24	Vistra Preferred, LLC	Delaware
25	Vistra Vision Holdings I LLC	Delaware
26	Volt Asset Company, LLC	Delaware